UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2011

W. P. CAREY & CO. LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-13779	13-3912578
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 - Entry into a Material Definitive Agreement.

The information contained in Item 2.03 of this Current Report on Form 8-K (the “Form 8-K”) is incorporated by reference in this Item 1.01.

ITEM 1.02 - Termination of a Material Definitive Agreement.

The Credit Facility (as defined below) replaces both the (x) credit agreement dated as of June 29, 2007 by and among W. P. Carey & Co. LLC (“W. P. Carey”) as guarantor, certain borrowers set forth therein, all of which are subsidiaries of W. P. Carey, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent (the “2007 Credit Agreement”) and (y) credit agreement dated as of May 2, 2011 by and among W. P. Carey as guarantor, Corporate Property Associates 9, L.P., a Delaware Limited Partnership, Paper Limited Liability Company, Torrey Pines Limited Partnership and Wals (IN) LLC, as the borrowers, all of which are subsidiaries of W. P. Carey, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent (the “2011 Credit Agreement”), both of which were terminated effective as of the Closing Date (as defined below). W. P. Carey has normal banking relationships with the lenders.

ITEM 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

W. P. Carey has entered into a credit agreement dated as of December 28, 2011 (the “Closing Date”), by and among the Borrowers set forth therein, all of which are subsidiaries of W. P. Carey (collectively, the “Borrowers”), W. P. Carey as guarantor, the Lenders from time to time party thereto (as defined in the Credit Facility), and Bank of America, N.A., as Administrative Agent (the “Credit Facility”). The Credit Facility provides the Borrowers with a revolving loan facility with an aggregate principal amount of up to $450 million, which matures on December 28, 2014, which maturity date may be extended by one year at the option of the Borrowers, subject to the conditions to extension provided in the Credit Facility. At the election of the Borrowers, the principal amount available under the Credit Facility may be increased by up to an additional $125 million which may be allocated as either an increase to the revolving loan commitments, or as an add-on term loan, in each case subject to the conditions to increase provided in the Credit Facility. The Credit Facility also permits (i) a sub-limit for up to $150 million under the Credit Facility to be borrowed in certain currencies other than U.S. dollars, (ii) a sub-limit for swing line loans of up to $35 million under the Credit Facility, and (iii) a sub-limit for the issuance of letters of credit under the Credit Facility in an aggregate amount not to exceed $50 million

The Credit Facility replaces both the 2007 Credit Agreement and the 2011 Credit Agreement as described above in Item 1.02. The information contained in Item 1.02 of this Form 8-K is incorporated by reference in this Item 2.03. Upon the Closing Date, W. P. Carey repaid $240 million outstanding under the 2007 Credit Agreement, and as a result, $210 million remains available under the Credit Facility as of such date.

The Credit Facility includes financial maintenance covenants, including a maximum total leverage ratio, maximum secured debt ratio, minimum equity value ratio, minimum fixed charge coverage ratio and minimum unsecured interest coverage ratio. The Credit Facility also contains various affirmative and negative covenants applicable to W. P. Carey and the Borrowers, subject to materiality and other qualifications, baskets and exceptions as outlined in the Credit Facility.

Obligations under the Credit Facility may be declared immediately due and payable upon the occurrence of certain events of default as defined in the Credit Facility, including failure to pay any principal when due and payable, failure to pay interest within five (5) business days after becoming due, failure to comply with any covenant, representation or condition of any loan document, any change of control, cross-defaults, and certain other events as set forth in the Credit Facility, with grace periods in some cases.

Borrowings under the Credit Facility bear interest, at W. P. Carey’s election, at a rate equal to either: (i) the Eurocurrency Rate (as defined in the Credit Facility), or (ii) the Base Rate (as defined in the Credit Facility), in each case, plus the Applicable Rate (as defined in the Credit Facility). Prior to W. P. Carey obtaining an Investment Grade Debt Rating (as such term is defined in the Credit Facility), the Applicable Rate on Eurocurrency Rate loans and letters of credit ranges from 1.75% to 2.50% and the Applicable Rate on Base Rate loans ranges from 0.75% to 1.50%. At all times after an Investment Grade Debt Rating has been obtained, the Applicable Rate on Eurocurrency Rate loans and letters of credit ranges from 1.10% to 2.00% and the Applicable Rate on Base Rate loans ranges from 0.10% to 1.00%. Swing line loans under the Credit Facility will bear interest at the Base Rate plus the Applicable Rate then in effect. As of the Closing Date, the Applicable Rate for Eurocurrency Rate loans and letters of credit was 1.75% and for Base Rate loans was 0.75%.

Prior to W. P. Carey obtaining an Investment Grade Debt Rating, the Borrowers will pay an unused fee that ranges from 0.30% to 0.40% per annum on unused commitments. At all times after an Investment Grade Debt Rating has been obtained, the Borrowers will pay a facility fee that ranges from 0.20% to 0.40% on the commitments (or if the commitments have been terminated, on the outstanding amount under the Credit Facility). The Credit Facility is expected to be utilized primarily for potential new investments, repayment of existing debt and general corporate purposes. W. P. Carey has normal banking relationships with the Lenders.

A copy of the Credit Facility is attached hereto as Exhibit 10.1 and is incorporated by reference herein. The description of the Credit Facility above is qualified in its entirety by reference to the full text of the Credit Facility.

ITEM 9.01 - Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Credit Agreement dated as of December 28, 2011, by and among the Borrowers set forth therein, W. P. Carey & Co. LLC as guarantor, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

99.1	Press Release issued on December 29, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

W. P. Carey & Co. LLC

Date: January 4, 2012	By:	/s/ MARK J. DECESARIS
Mark J. DeCesaris
Managing Director and Chief Financial Officer